Exhibit 10.1

UbiquiTel Inc.

Amended and Restated
2002 Employee Stock Purchase Plan

UbiquiTel Inc.

Amended and Restated 2002 Employee Stock Purchase Plan

1.	Purpose	1
2.	Definitions	1
3.	Eligibility	2
4.	Offering Periods	2
5.	Election to Participate	3
6.	Participant Contributions	3
7.	Grant of Option	4
8.	Exercise Price	4
9.	Exercise of Options	4
10.	Delivery	5
11.	Withdrawal; Termination of Employment	5
12.	Stock	6
13.	Administration	6
14.	Designation of Beneficiary	6
15.	Transferability	6
16.	Participant Accounts	7
17.	Adjustments Upon Changes in Capitalization; Corporate Transactions	7
18.	Amendment of the Plan	8
19.	Suspension of the Plan	8
20.	Termination of the Plan	8
21.	Foreign Jurisdictions	9
22.	Notices	9
23.	Effective Date	9
24.	Conditions Upon Issuance of Shares	9
25.	Expenses of the Plan	9
26.	No Employment Rights	9
27.	Applicable Law	9
28.	Additional Restrictions of Rule 16b-3	9

UbiquiTel Inc.

Amended and Restated 2002 Employee Stock Purchase Plan

        1.    Purpose.    The purpose of the Plan is to provide incentive for present and future employees of the Company and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company's intention that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

        2.    Definitions.

                (a)    "Board"    means the Board of Directors of the Company.

                (b)    "Code"    means the Internal Revenue Code of 1986, as amended, and any successor thereto.

                (c)    "Committee"    means the committee appointed by the Board to administer the Plan as described in Section 13 of the Plan or, if no such Committee is appointed, the Board.

                (d)    "Common Stock"    means the Company's common stock, par value $.0005 per share.

                (e)    "Company"    means UbiquiTel Inc., a Delaware corporation.

                (f)    "Compensation"    means, with respect to each Participant for each pay period, the full base salary paid to such Participant by the Company or a Designated Subsidiary. "Compensation" does not include: (i) overtime, bonuses or commissions; (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan; (iii) any automobile or relocation allowances (or reimbursement for any such expenses); (iv) any amounts paid as a starting bonus or finder's fee; (v) any amounts realized from the exercise of any stock options or incentive awards; (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits; or (vii) other similar forms of extraordinary compensation.

                (g)    "Continuous Status as an Employee"    means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

                (h)    "Designated Subsidiaries"    means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

                (i)    "Employee"    means any person, including an Officer, whose customary employment with the Company or one of its Designated Subsidiaries is at least twenty (20) hours per week and more than five (5) months in any calendar year.

                (j)    "Entry Date"    means the first day of each Offering Period.

                (k)    "Exchange Act"    means the Securities Exchange Act of 1934, as amended.

                (l)    "Exercise Date"    means the last Trading Day of each Offering Period.

                (m)    "Exercise Price"    means the price per share of Common Stock offered in a given Offering Period determined as provided in Section 8.

                (n)    "Fair Market Value"    means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(b).

                (o)    "First Offering Date"    means April 15, 2002, or if later, the date that the Company's Form S-8 has been filed with the Securities and Exchange Commission with respect to the Plan and has become effective.

                (p)    "Offering Date"    means the first Trading Day of each Offering Period.

                (q)    "Offering Period"    means (i) with respect to the first Offering Period, the period beginning on the First Offering Date and ending on June 30, 2002, and (ii) with respect to each Offering Period thereafter, and subject to adjustment as provided in Section 4, each subsequent calendar quarter beginning on July 1 and ending September 30, beginning on October 1 and ending on December 31, beginning on January 1 and ending on March 31, and beginning on April 1 and ending on June 30 thereafter until the Plan is terminated.

                (r)    "Officer"    means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

                (s)    "Participant"    means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 of the Plan.

                (t)    "Plan"    shall mean this UbiquiTel Inc. Amended and Restated 2002 Employee Stock Purchase Plan, as amended effective July 1, 2002 and as most recently amended and restated effective October 29, 2002.

                (u)    "Plan Contributions"    means, with respect to each Participant, the after-tax payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 of the Plan and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

                (v)    "Subsidiary"    shall mean any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a "subsidiary corporation" within the meaning of Section 424(f) of the Code.

                (w)    "Trading Day"    shall mean a day on which the national stock exchanges and the Nasdaq system are open for trading.

        3.    Eligibility.

                (a)  Any individual who is an Employee as of the First Offering Date shall be eligible to become a Participant in the Plan as of the First Offering Date. Any individual who becomes an Employee after the First Offering Date shall be eligible to become a Participant as of any subsequent Entry Date under the Plan. An Employee's election to participate in the Plan shall be subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

                (b)  Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        4.    Offering Periods.    The Plan shall be implemented by a series of consecutive Offering Periods. The first Offering Period shall commence on the First Offering Date and end on June 30, 2002. Each Offering Period thereafter shall coincide with the calendar quarters beginning on July 1 and ending September 30, beginning on October 1 and ending on December 31, beginning on January 1 and ending on March 31, and beginning on April 1 and ending on June 30 thereafter until the Plan is terminated. In the event that the approval of the Company's shareholders is not obtained with respect to the Plan prior to the scheduled Exercise Date of the first Offering Period, the Committee may, in its sole discretion, extend the first Offering Period (and delay such Exercise Date) until the last day of the calendar quarter in which such shareholder approval is obtained with respect to the Plan; provided, that the first Offering Period may not exceed a total of twenty-seven (27) months. In the event the first Offering Period is extended under this Section 4, the second Offering Period shall begin on the first day of the calendar quarter immediately following the end of the first Offering Period. Additionally, the Committee shall have the power to extend the duration and/or the frequency of other Offering Periods with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

        5.    Election to Participate.

                (a)  An eligible Employee may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company at least ten (10) business days prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering. If an individual becomes an eligible Employee on a date that is within ten (10) days of the next Entry Date, that Employee may elect to participate in the Plan as of that next Entry Date by completing and filing an enrollment agreement with the Company prior to such Entry Date. The enrollment agreement shall set forth the percentage of the Participant's Compensation that is to be withheld by payroll deduction pursuant to the Plan.

                (b)  Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions for a Participant shall commence on the first payroll following the Entry Date on which the Participant elects to participate in accordance with Section 5(a) and shall end on the last payroll in the Offering Period, unless sooner terminated by the Participant as provided in Section 11. However, in the case of Employees permitted to enroll in the Plan within ten (10) days of their Entry Date under Section 5(a), payroll deductions shall commence with the first payroll period beginning at least ten (10) business days after the date on which the Company receives the Participant's enrollment agreement.

                (c)  Unless a Participant elects otherwise prior to the Exercise Date of an Offering Period, such Participant shall be deemed to have (i) elected to participate in the immediately succeeding Offering Period (and, for purposes of such Offering Period such Participant's "Entry Date" shall be deemed to be the first day of such Offering Period) and (ii) authorized the same payroll deduction for such immediately succeeding Offering Period as was in effect for such Participant immediately prior to the commencement of such succeeding Offering Period.

        6.    Participant Contributions.

                (a)  All Participant contributions to the Plan shall be made only by payroll deductions. At the time a Participant files the enrollment agreement with respect to an Offering Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Offering Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant's Compensation on each payroll date during the portion of the Offering Period that he or she is a Participant (or subsequent Offering Periods as provided in Section 5(c)). The amount of payroll deductions shall be a whole percentage (i.e., 1%, 2%, 3%, etc.) of the Participant's Compensation.

                (b)  A Participant may discontinue his or her participation in the Plan as provided in Section 11, or may decrease or increase the rate or amount of his or her payroll deductions during an Offering Period (within the limitations of Section 6(a) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than once in any Offering Period. The change in rate or amount shall be effective with the first full payroll period commencing at least ten (10) business days after the date that the Company receives the new enrollment agreement.

                (c)  Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year are equal to the product of $25,000 multiplied by 85% for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant's enrollment agreement at the beginning of the following Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.

                (d)  All Plan Contributions made for a Participant shall be credited to the Participant's bookkeeping account under the Plan. No interest shall accrue or be credited with respect to a Participant's Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

        7.    Grant of Option.

                (a)  On a Participant's Entry Date, subject to the limitations set forth in Sections 3(b) and 12(a), the Participant shall be granted an option to purchase on the Exercise Date of the Offering Period in which such Entry Date occurs (at the Exercise Price determined as provided in Section 8 below) up to a number of shares of Common Stock determined by dividing such Participant's Plan Contributions accumulated prior to such Exercise Date and retained in the Participant's account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares an Employee may purchase during any Offering Period shall be three thousand (3,000) shares. The Fair Market Value of a share of Common Stock shall be determined as provided in Section 7(b).

                (b)  If there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System if traded on The Nasdaq National Market, or SmallCap Market System if traded on The Nasdaq SmallCap Market, (ii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq, or (iii) in the event the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal. If no such quotations are available for a date within a reasonable time prior to the valuation date or if there is no public market for the Common Stock, the value of the Common Stock shall be determined by the Board using any reasonable means.

        8.    Exercise Price.    The Exercise Price per share of Common Stock offered to each Participant in a given Offering Period shall be the lower of: (i) 85% of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) 85% of the Fair Market Value of a share of Common Stock on the Exercise Date.

        9.    Exercise of Options.    Unless a Participant withdraws from the Plan as provided in Section 11, the Participant's option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to such option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant's account under the Plan. During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by the Participant.

        10.    Delivery.    The Company shall hold, or instruct a custodian designated by the Committee to hold, the shares of Common Stock purchased by each Participant on each Exercise Date for the period of two years from such Exercise Date. After each such two-year period has expired, the Company shall arrange for the delivery to each Participant (or the Participant's beneficiary), as appropriate, or to a custodial account for the benefit of each Participant (or the Participant's beneficiary), as appropriate, of the shares of Common Stock purchased by each Participant, respectively. Notwithstanding the foregoing, if a Participant disposes of shares of Common Stock held for the Participant's benefit under this Section 10 by the Company or a designated custodian, while such shares are transferable by the Participant under Section 15(b) or Section 15(c) hereof, the Company or custodian shall make appropriate arrangements for the delivery of the shares upon notice from the Participant of the disposition. Any amount remaining to the credit of a Participant's account after the purchase of shares by such Participant on an Exercise Date, or which is insufficient to purchase a full share of Common Stock, shall be carried over to the next Offering Period if the Participant continues to participate in the Plan or, if the Participant does not continue to participate, shall be returned to the Participant.

        11.    Withdrawal; Termination of Employment.

                (a)  A Participant may withdraw from the Plan at any time by giving written notice to the Company. Beginning with the payroll period which is at least ten (10) business days from the date the Company receives notice of such withdrawal, all payroll deductions for the Participant shall cease. However, the Participant's option to purchase shares pursuant to the Plan automatically shall be terminated, and no further shares shall be purchased for the Participant's account. All of the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be paid to the Participant as soon as administratively practicable after receipt of the Participant's notice of withdrawal.

                (b)  A Participant who has withdrawn from the Plan (a "Former Participant") will not be permitted to elect to participate in the Plan again until the Entry Date which is at least twelve (12) calendar months from the date of the Former Participant's withdrawal from the Plan; provided, that notwithstanding the foregoing, if any notice of suspension of the Plan is issued in accordance with Section 19, a Former Participant who withdrew from the Plan on or after the date of the suspension notice and prior to the effective date of the resumption of the normal operation of the Plan will not be permitted to elect to participate in the Plan again until the Entry Date which next follows the date of that Former Participant's withdrawal from the Plan. A Former Participant must complete and file with the Company a new enrollment agreement specifying a payroll deduction election in accordance with Section 5(a) in order to once again become a Participant in the Plan.

                (c)  Upon termination of the Participant's Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant's account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant's beneficiary as determined pursuant to Section 14, and the Participant's option to purchase shares under the Plan will automatically terminate.

                (d)  A Participant may elect at any time within the first sixty (60) days of any Offering Period to receive a distribution of cash from the Plan equal to all or any portion of any amount credited to the Participant's account as a carry over, pursuant to Section 10 of the Plan, of any remaining amounts from the immediately preceding Offering Period. A Participant who makes such election shall not be treated as having withdrawn from the Plan solely by reason of that election, and thus shall not as a result of that election be precluded from participating in the Plan for the Offering Period in which the election is made or in any subsequent Offering Period.

        12.    Stock.

                (a)  The maximum number of shares of the Company's Common Stock that shall be made available for sale under the Plan shall be one million (1,000,000) shares, subject to adjustment as provided in Section 17. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

                (b)  A Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

                (c)  Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

        13.    Administration.

                (a)  The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons. The powers vested in the Committee by this Section 13 shall not preclude the Board from exercising any such power in lieu of the Committee.

                (b)  Notwithstanding the provisions of Subsection (a) of this Section 13, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the Plan shall be afforded to any person that is not "disinterested" as that term is used in Rule 16b-3.

        14.    Designation of Beneficiary.

                (a)  A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's account under the Plan in the event of the Participant's death subsequent to an Exercise Date on which the Participant's option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's account under the Plan in the event of the Participant's death prior to the exercise of the option.

                (b)  A Participant's beneficiary designation may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        15.    Transferability.

                (a)  Neither Plan Contributions credited to a Participant's account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11.

                (b)  Subject to Section 15(c), shares of Common Stock held for a Participant's account may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 14) within the one-year period beginning on the Exercise Date on which the shares were purchased, other than pursuant to a Sale Transaction as defined in Section 17(b). Any attempted assignment, transfer, pledge or other disposition shall be without effect.

                (c)  The restrictions relating to assignments, transfers, pledges and other dispositions set forth in Section 15(b) shall not be in effect during any period beginning on the date of a suspension notice issued in accordance with Section 19 and continuing through the date immediately prior to the effective date of the next resumption of the normal operation of the Plan initiated in accordance with Section 19.

        16.    Participant Accounts.    Individual accounts will be maintained for each Participant in the Plan to account for the balance of his or her Plan Contributions and options issued and shares purchased under the Plan. Statements of account will be given to Participants quarterly in due course following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

        17.    Adjustments Upon Changes in Capitalization; Corporate Transactions.

                (a)  If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

                (b)  In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. In the event of a proposed sale of all of the Company's outstanding stock, all or substantially all of the Company's assets, or the merger of the Company with or into another corporation (each, a "Sale Transaction"), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant's option has been changed to the New Exercise Date and that such Participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 11. For purposes of this Section 17(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

                (c)  In the event of a Sale Transaction, or for such other reason as the Committee may in its sole discretion deem it advisable, the Committee may permit Participants to change their payroll deduction elections notwithstanding the restriction contained in Section 6(b), and/or may distribute or direct its designated custodian to distribute all shares of Common Stock purchased by Participants under the Plan being held under Section 10. Additionally, the Committee may lift the one-year restriction on resale of shares of Common Stock contained in Section 15(b) hereof. The Committee shall give Participants reasonable notice in the event it determines to exercise the discretion described in this Section 17(c).

                (d)  In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 17, and the Committee's actions hereunder shall be final and binding on all Participants; provided, that any power vested in the Committee hereunder also may be exercised by the Board in lieu of the Committee. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 17.

        18.    Amendment of the Plan.    The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

        19.    Suspension of the Plan.    The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five (5) business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Offering Date; provided, that the Board or Committee provides notice to the Participants at least twenty (20) business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 11), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. Participants shall have the right to withdraw carryover funds provided in Section 11(d) throughout any suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

        20.    Termination of the Plan.

        The Plan and all rights of Employees hereunder shall terminate on the earliest of:

                (a)  the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

                (b)  such date as is determined by the Board in its discretion; or

                (c)  the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan's effective date.

        In the event that the Plan terminates under circumstances described in Section 20(a) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis.

        21.    Foreign Jurisdictions.    The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules or procedures regarding the handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. The Committee also may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designated to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 12(a), but unless otherwise superseded by the terms of such sub-plan, the terms of this Plan shall govern the operation of such sub-plan.

        22.    Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        23.    Effective Date.    The Plan having been adopted by the Board on March 13, 2002, the Plan shall become effective on the First Offering Date. The Board shall submit the Plan to the shareholders of the Company for approval by no later than March 13, 2003.

        24.    Conditions Upon Issuance of Shares.

                (a)  The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company's obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

                (b)  The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

        25.    Expenses of the Plan.    All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company. Additionally, a Participant shall be responsible for any costs associated with the Participant's resale of shares of Common Stock purchased under the Plan.

        26.    No Employment Rights.    The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

        27.    Applicable Law.    The laws of the State of Delaware shall govern all matters relating to this Plan except to the extent (if any) superseded by the laws of the United States.

        28.    Additional Restrictions of Rule 16b-3.    The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.